Exhibit 99.1

TOREADOR ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

•	Revenue more than doubled to approximately $14 million
•	EBITDAX increased to approximately $6.0 million
•	Operating loss of $2.5 million decreased from prior year loss
•	Second farmed-out Hungarian exploration well has been spudded

•	A winning bidder for a portion of Toreador’s interest in the South Akcakoca Sub-basin selected

DALLAS, TEXAS – (May 12, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today announced first quarter 2008 revenues more than doubled to approximately $14.0 million from $6.8 million in the same period last year primarily due to new natural gas production from the South Akcakoca Sub-basin natural gas project offshore Turkey and an increase in realized oil prices in France. For the quarter ended March 31, 2008, Toreador reported earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX, a non-GAAP measure*) of $6.0 million compared to $784 thousand for the same period last year, a 740% increase.

Toreador recorded an operating loss in the first quarter of 2008 of $2.5 million, compared to an operating loss of $13.9 million in the same period last year. Compared to the prior year period, first quarter 2008 operating expenses decreased primarily due to a decrease in exploration expense of approximately $1 million; no dry hole expense in the first quarter of 2008 compared to $8.0 million of dry hole expense in the first quarter of 2007; and a decrease in overall G&A expenses of $1.7 million. These decreases were partially offset by increases in lease operating expense of approximately $1.1 million and an increase of $4.8 million in DD&A expenses primarily due to the start of production offshore Turkey. G&A, net of stock compensation expense and expenses due to the resignation of a

Toreador Q1 2008 Financial Results, March 31, 2008	Page 2 of 6

former CEO, was $3.9 million in the first quarter of 2008, compared to $3.3 million in the first quarter of 2007.

For the three months ended March 31, 2008, the company reported a loss available to common shares of $4.4 million, or $0.22 per share, compared to a loss available to common shares of $8.8 million in the first quarter of 2007, or $0.55 per share. A non-cash foreign currency translation gain of $1.2 million in the first quarter of 2008 was primarily due to the strengthening of the dollar compared to the Turkish lira causing a positive revaluation of historical assets partially offset by a decrease in intercompany payables.

Diluted weighted average shares outstanding in the first quarter of 2008 were 19.7 million, compared to 16.1 million diluted weighted average shares outstanding in the first quarter of 2007.

For the Three Months Ended March 31,
	2008	2007		2008	2007
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	95	99	France	$ 92.93	$ 51.99
Turkey	14	17	Turkey	89.36	47.79
Romania	1	3	Romania	58.69	50.01
Total	110	119	Total	$ 92.15	$ 51.34
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	320	-	Turkey	10.00	-
Romania	115	174	Romania	5.26	4.12
Total	435	174	Total	$ 8.75	$ 4.12
MBOE:			$/ BOE:
France	95	99	France	$ 92.93	$ 51.99
Turkey	68	17	Turkey	66.17	47.79
Romania	20	32	Romania	32.99	27.25
Total	183	148	Total	$ 76.44	$ 46.12

OPERATIONAL UPDATE

In Hungary, the second well in the previously announced farmed-out Szolnok block exploration program, the Nky-Ny-1, is being drilled to a planned total depth of 1,400 meters. The well is targeting a potential gas reservoir in a Pannonian sand sequence. Results from the well are expected in the next week to ten days. The 3-D seismic survey in the southern part of the Szolnok block has been completed and the results are being processed.

In Turkey, a winning bidder has been selected from the previously disclosed offers for a portion of Toreador’s working interest in its South Akcakoca Sub-basin project and surrounding Western Black Sea exploration acreage. The company has an exclusivity agreement with the bidder that may possibly result in a closing sometime in the third quarter subject to completion of due diligence, final negotiation, and board approvals.

Toreador Q1 2008 Financial Results, March 31, 2008	Page 3 of 6

CONFERENCE CALL

A conference call to discuss first quarter 2008 results and current operational activities will be held today at 10:00 am Central, 11:00 am Eastern, to discuss first quarter results and current operations.

Active participants who wish to ask questions during the conference call should dial toll free 800-240-7305 (international dial 1-303-262-2130) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11113692#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

Toreador Q1 2008 Financial Results, March 31, 2008	Page 4 of 6

Table 1: Reconciliation of EBITDAX to Net Income for the three months ended March 31,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

Toreador Q1 2008 Financial Results, March 31, 2008	Page 5 of 6

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Oil and natural gas sales	$ 13,981	$ 6,820

Operating costs and expenses:
Lease operating	3,459	2,337
Exploration expense	970	2,046
Depreciation, depletion and amortization	6,882	2,068
Dry hole expense	-	8,010
General and administrative	4,577	6,288
Loss on oil and gas derivative contracts	540	-
Total operating costs and expenses	16,428	20,749

Operating loss	(2,447)	(13,929)

Other income (expense):
Equity in earnings of unconsolidated investments	-	22
Foreign currency exchange gain	1,198	988
Interest and other income	281	513
Interest expense, net of interest capitalized	(2,240)	(595)
Total other expense	(761)	928

Loss before taxes	(3,208)	(13,001)
Income tax provision (benefit)	1,203	(3,665)

Loss from continuing operations	(4,411)	(9,336)
(Loss) income from discontinued operations	(15)	551
Net loss	(4,426)	(8,785)

Preferred dividends	-	(41)

Loss available to common shares	$ (4,426)	$ (8,826)

Basic income (loss) available to common shares per share:
From continuing operations	$ (0.22)	$ (0.58)
From discontinued operations	-	0.03
	$ (0.22)	$ (0.55)
Diluted income (loss) available to common shares per share:
From continuing operations	$ (0.22)	$ (0.58)
From discontinued operations	-	0.03
	$ (0.22)	$ (0.55)
Weighted average shares outstanding:
Basic	19,656	16,080
Diluted	19,656	16,080